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                                                                   EXHIBIT 10.25



                    [CARDIAC PATHWAYS CORPORATION LETTERHEAD]



                                   May 18,1999


Thomas M. Prescott
1024 Greystone Manor Parkway
Chesterfield, MO 63005

Dear Tom:

This letter when signed by you will constitute an agreement between Cardiac Pathways Corporation (the "Company") and you concerning your employment.

        1. The Company hereby hires you and you hereby accept employment as President and Chief Executive Officer ("CEO") of the Company.

        2. It is expected that your first day of employment with the Company will be May 24, 1999.

        3. The Company agrees to pay you an annual base salary of $225,000 payable in accordance with the Company's standard payroll policy. Your base salary will be reevaluated at least annually in accordance with the Company's standard practices.

        4. Upon approval of the Compensation Committee of the Board of Directors, the Company shall grant you options to acquire a total of 1,236,532 shares of the Company's Common Stock, at a per share exercise price equal to the lower of (i) $ 1.00 or (ii) the average trading price of the Company's common stock on the five
               (5) trading days immediately prior to the date of the public announcement of the Company's Series B Convertible Preferred Stock Purchase Agreement. 300,000 options will be granted to you under stock option plans currently approved by the Company's shareholders (this grant will take place at a special meeting of the board of directors held as soon as practicable after the date of your hiring). The remaining stock options (936,532) will be granted to you under a newly authorized option plan approved by the Company's shareholders at the Closing of the Company's Series B Convertible Preferred Stock Purchase Agreement (this grant will take place at the first board meeting following the aforementioned Closing of the Series B Convertible Preferred Stock Purchase Agreement). The options will vest over a four-year period with 25% of the total shares vesting on July 1, 2000 and an additional 25% vesting on July 1 of 2001, 2002 and 2003, assuming you remain a Company employee on each such date. The option will be governed by the Company's Incentive Stock Option Plan and your written option agreement which will follow the Company's standard form of option agreement.

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Thomas Prescott
May 18,1999
Page 2


        5. Less than one month after the Closing of the Company's Series B Convertible Preferred Stock Purchase Agreement, you will purchase $250,000 worth of the Company's Series B Convertible Preferred Stock according to the same terms and conditions that BankAmerica Ventures has purchased Series B Convertible Preferred Stock. If necessary, the Company will loan you money to help you make this purchase. Such loan will be repayable in twelve equal quarterly installments commencing with the third anniversary of the loan. This loan will bear interest at 7%. Interest will be payable in cash or can be accrued by you at your option.

        6. a. The term of this Agreement shall commence on your first day of employment and shall continue until terminated by either party in accordance with the provisions of this Section 5.

               b. This Agreement may be terminated by the Company at any time for Justifiable Cause (as hereinafter defined) provided that the Company shall pay you an amount equal to one month of your then current base salary as a severance payment. For the purpose of this Agreement, the term "Justifiable Cause" shall include the occurrence of any of the following events: (i) your conviction for, or plea of nolo contendere, a felony or a crime involving moral turpitude, (ii) your commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company,
                  (iii) your commission of an act, or failure to act, which the Board shall reasonably have found to have involved misconduct or gross negligence on the part of you, in the conduct of your duties hereunder, (iv) habitual absenteeism, alcoholism or drug dependency that interferes with the performance of your duties hereunder, (v) your willful and material breach or refusal to perform your services as provided herein, (vi) any other material breach of this Agreement or (vii) the willful and material failure or refusal to carry out a direct request of the Board of Directors. The payment to you of the severance payment described in this Section 6(b) will discharge all of the Company's obligations to you, other than vested stock options, if any, which shall be governed by the written stock option agreement.

               c. This Agreement may be terminated by the Company at any time without Justifiable Cause provided that the Company shall continue to pay your then current monthly base pay as a severance payment for a period of twelve (12) months following the date of termination (the "Severance Period"). Any payments made pursuant to this Section 6(c) shall be reduced to the extent you receive any other earnings from employment or consulting, or unemployment or disability compensation, during the Severance Period. The payment to you of the severance payment described in this Section 6(c) will discharge all of the Company's obligations (subject to the provisions noted in Section 7) to you, other than vested stock options, if any, which shall be governed by the written stock option agreement. If such termination without Justifiable Cause takes place in the first year of your employment with the Company, the incentive stock option will vest at 1/48th per full month of employment.

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Thomas Prescott
May 18,1999
Page 3


            d. You may terminate this Agreement at any time in which case the
               Company shall have no severance or other obligations to you.

        7. Notwithstanding anything set forth in this Section 7, upon your involuntary termination of employment from the Company (for any reason other than for Justifiable Cause) on or after an Acquisition (as defined below), the 1,236,532 shares of Common Stock described in Section 4 above shall be fully and immediately exercisable. For purposes of this Section 7, an Acquisition shall be defined as a merger, reorganization, or sale of all or substantially all of the assets of the Company in which shareholders of the Company immediately prior to the transaction possess less than fifty percent (50%) of the voting stock of the surviving entity (or its parent) immediately after the transaction. Your Constructive Termination (as defined below) shall be treated as an involuntary termination of employment under this Section 7. For purposes of this Section 7, a Constructive Termination shall mean a material reduction in salary or benefits, a material diminution of responsibilities, a requirement to relocate to office relocations that would increase your one-way commute distance by more than thirty-five (35) miles.

        8. You will be eligible to participate in any insurance or other benefit plan as may be sponsored or maintained by the Company from time to time for its employees or executives. The Company will provide you with life insurance coverage equal to six (6) times your annual base salary.

        9. To help you search for a home in the San Francisco Bay area, the Company will pay the cost of reasonable travel, lodging, and meals from St. Louis to San Francisco and return for you and your family in an amount not to exceed $7,000.

        10. The Company will pay the following expenses, to help move you to the Bay area:

               a. All expenses incurred in packing, loading, transporting and temporary storage (if required) for your personal belongings from the St. Louis area to the San Francisco Bay area in an amount not to exceed $40,000.

               b. Real estate commissions paid by you to your real estate broker in connection with the sale of your home in the St. Louis area along with other closing costs not to exceed $50,000. Based upon your effective State and Federal tax rate at the time of the house sale, the Company will gross up this payment to cover State and Federal taxes.

               c. Closing costs up to $16,000 on the purchase of a residential dwelling in the San Francisco Bay area during your tenure at the Company. This amount will be taxable to you.

               d. A $75,000 bonus to help compensate you for the increased cost of housing in the Bay area to be payable by June 25, 1999.


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Thomas Prescott
May 18, 1999
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               e.     Under the above Sections (a) through (c), the offer of
                      payment for stated expenses will expire twelve (12) months from your hire date.

        11. For each fiscal year of the Company during which you remain CEO, you will be eligible for a bonus of up to 25% of your base salary for the year, based upon the attainment of goals established by the Board of Directors.

        12. This offer is contingent upon you signing and returning to the Company a copy of its standard Proprietary Information agreement.

        13. In accordance with Federal immigration law, on your first day of employment, we will need to see documents proving your identity and eligibility to work in the United States. Documents that can satisfy these requirements are a valid driver's license and a social security card or a United States passport.

        14. Your employment is at will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided above, or as otherwise may be available in accordance with the Company's established employee plans and policies at the time of termination.

        15. Prior to your first day of employment with the Company, you will be expected to travel to the Company's offices or a place where the Company conducts business, to familiarize yourself with the Company. The Company will reimburse you for all reasonable travel expenses associated with your visits, in accordance with standard Company policies.

        16.    This offer of employment will expire on May 20,1999, at 5:00 p.m.

        17. This letter sets forth the entire agreement regarding the subject matter hereof. It supersedes any prior representations or agreements, oral or written, and it can only be modified by a written agreement signed by a duly authorized officer of the Company.

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Thomas Prescott
May 18,1999
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If the terms of this letter are agreeable, please sign and return one copy of this letter and the agreement to our Human Resources Department. We look forward to working with you at Cardiac Pathways.

Best personal regards,


/s/ WILLIAM N. STARLING

William N. Starling
President and Chief
  Executive Officer



Agreed and Accepted.


/s/ THOMAS M. PRESCOTT          5/20/99
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THOMAS M. PRESCOTT